Exhibit 10.50

DRAWING AGREEMENT

This is a Drawing Agreement (the “Agreement”) dated as of October 1, 2006 among Microgy Holdings LLC (the “Company”), Wells Fargo Bank, National Association, as trustee under the Trust Indenture dated as of October 1, 2006 (the “Indenture”) between the Trustee and Gulf Coast Industrial Development Authority (the “Issuer”), and R.W. Beck Incorporated, as independent engineering consultant (“Beck”).

WHEREAS, the Company is developing facilities for the production of methane gas from cow manure, such facilities to be known as the Huckabay Facility, the Rio Leche Facility, the Mission Facility and the Cnossen Facility (each as “Facility” and, together, the “Facilities”);

WHEREAS, the Issuer has issued its Environmental Facilities Revenue Bonds (Microgy Holdings Project) Series 2006 and made a loan of the proceeds of the Bonds to the Company by depositing the proceeds in the Construction Fund under the Indenture;

WHEREAS, the Loan Agreement dated as of October 1, 2006 between the Issuer and the Company provides that a portion of the proceeds of the Bonds will be loaned to the Company by deposit into the Construction Fund maintained under the Indenture and will be available to the Company by drawing to pay costs of construction of the Facilities;

WHEREAS, Beck has been appointed to review drawing requisitions (“Requisitions”) for payment or reimbursement of costs of the Facilities from the Construction Fund;

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1. Form and Content of Requisitions. Each Requisition shall specify the Facility to which the Requisition relates, the expenditures for which payment or reimbursement is requested and the other matters specified in Section 3.03 of the Loan Agreement. Beck will review each Requisition and will approve a Requisition for payment upon receipt and satisfactory review by Beck of the Requisition and Requisition package including certification by the Company accompanied by appropriate documentation:

a.	The project costs for the Facility to be paid with the funds requested by the Requisition are for the previous monthly period. This represents work that has been satisfactorily performed in a good and workmanlike manner and in conformance with the Facility’s plans and specifications that were presented to Beck as part of its initial review of the Facility.

b.	An estimate of the remaining project costs to complete the Facility, segregated by major categories and Facility, and sufficient funds remain to obtain Facility completion.

c.	A detailed description of the cost variances from the Budgeted Cost (defined below) of each Facility, as of the date of the Requisition.

d.	No Event of Default under the Loan Agreement or the Indenture has occurred and is continuing.

e.	A monthly progress report prepared for the month to which the Requisition relates, including but not limited to status of engineering, procurement, construction, start-up, and performance testing; schedule; percentage of completion and variances thereof; change orders; and action items.

2. Payment by Trustee. The Trustee will pay Requisitions in accordance with their terms when the Requisition has been accompanied by a certificate of Beck in accordance with Section 3.03 of the Indenture, the Loan Agreement and this Agreement, and in so doing the Trustee will be entitled to all of the rights, benefits and protections afforded to it as Trustee under the Indenture.

3. Conditions to First Draw.

a.	The Company hereby certifies that the budgeted construction cost of the Huckabay Facility is $15,208,201. The Company further certifies that it has invested an amount not less than $3,041,640 has been invested in the Huckabay Facility site and will not be the subject of Requisition for reimbursement from the Construction Fund. The parties agree that Requisitions for reimbursement or payment of Huckabay Facility costs requisitioned after the date hereof may proceed upon compliance with the other provisions of this Agreement.

b.	Before, and as a condition to, the first drawings from the Construction Fund to payment project costs of a Facility other than the Huckabay Facility, the Company will

i.	certify to Beck and the Trustee that the Company or the subsidiary of the Company that is developing the Facility has ownership in or a lease estate in the Facility site sufficient for construction and operation of the Facility and has executed and delivered to the Collateral Trustee security documentation related to such Facility, including without limitation, such mortgage, title and insurance documentation, that is applicable to such Facility and substantially in the forms used in the Huckabay Facility as applicable; and

ii.	provide appropriate and sufficient documentation so that Beck can deliver to the Trustee a certificate that it has reviewed satisfactory evidence and based on this review:

1.	The Facility site is of adequate size to support the construction and operation of the Facility and affords adequate access for transportation and to local utilities.

2.	The Facility site is suitable, from an infrastructure and geotechnical perspective, for the construction and operation of the Facility.

3.	The Environmental Site Assessment performed for the Facility site was conducted in a manner consistent with the latest industry standards, using comparable industry protocols for similar studies with which Beck is familiar.

4.	The off-site requirements of the Facility have been adequately provided for, including water supply, wastewater disposal, and natural gas transmission and interconnection.

5.	The schedule to commercial operation is achievable and within the previously demonstrated capabilities of the Company using generally accepted construction and project management practices.

6.	The Facility will be capable of producing for sale approximately 591,500 MMBtu per year of renewable natural gas.

7.	The Company has obtained an air permit authorization and is in the process of identifying and obtaining the remaining key permits and approvals required for the construction and operation.

8.	The Facility “Budgeted Cost” remains materially similar to the initial Budgeted Cost for each Facility as attached to this Agreement as Exhibit 1.

9.	The estimate of the cost of operating and maintaining the Facility, including provision for major maintenance, is within the range of costs of similar plants.

iii.	deliver to the Trustee a certificate that it has expended not less than 20% of the Budgeted Costs of the Facility and will not seek reimbursement for such costs. “Budgeted Cost” is that cost prepared by the Company and approved by Beck as reasonable. The initial Budgeted Cost for each Facility is attached as Exhibit 1. Any change to Budgeted Cost must be approved by Beck as reasonable and certified as such to the Trustee.

4. Allocation of Costs. The Company will not seek reimbursement of more than $15,000,000 for costs related to each Facility. The parties agree that before delivery of the completion certificate referred to below, the Company may reallocate expenditures to maximize the drawings allocated to each Facility, but in no event will more than $15,000,000 of drawings from the Construction Fund be allocated to a particular Facility.

5. Completion. The Company will certify to the Trustee completion of a Facility upon delivery to the Trustee of a certificate of Beck to the effect that the Facility is mechanically complete, the Facility is producing not less than 591,500 MMBtu of renewable natural gas and that the Facility has produced such quantity of renewable natural gas to the pipeline to which the Facility is connected for a period of 72 hours. The Company agrees it will not file the completion certificate referred to Section 3.04 of the Loan Agreement until Beck has delivered the certificate described in this section for the last Facility to be completed.

6. Limitation on Drawings. The Company agrees that, in the event it abandons construction of the Huckabay Facility before completion, it will make no further drawings for construction costs of any Facility without the consent of the holders of a majority in principal amount of the Bonds.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Drawing Agreement as of the date first written above.

MICROGY HOLDINGS LLC

By:	/S/

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/S/

R.W. BECK INCORPORATED

By:	/S/

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